Exhibit 3.182

BY-LAWS

OF

VALLEY AMBULATORY SURGERY CENTER

VALLEY AMBULATORY SURGERY CENTER
ST. CHARLES, ILLINOIS 60175

BY-LAWS OF VALLEY AMBULATORY SURGERY CENTER

VALLEY AMBULATORY SURGERY CENTER
ST. CHARLES, ILLINOIS

BY-LAWS OF VALLEY AMBULATORY SURGERY CENTER

ARTICLE I

NAME AND OWNERSHIP

The name of the surgical facility shall be Valley Ambulatory Surgery Center, (hereinafter “Facility” or “VASC”) whose principal address is 2210 Dean Street, St. Charles, Illinois 60175. The Facility serves to provide ambulatory surgical care for patients.

ARTICLE II

GOVERNANCE

Section 1.      Authority and Responsibility

All powers of authority shall be exercised by and all business affairs of the Facility shall be managed under the direction of the Board of Directors of VASC, Inc. The Board of Directors is responsible for the conduct of the Facility in accordance with the stated objectives and philosophies of the Medical Staff and conformance with laws set forth by the State of Illinois and shall be empowered to determine the mission, goals and objectives of the organization.

A.                      VASC Inc. is managing agent for VASC (Board of Directors of VASC, Inc.). The Board of Directors as used herein refers to VASC, Inc. acting as General Partner and as the Management Agent for VASC.

The Board of Directors is responsible for the appointment of a Facility Director, who oversees the day-to-day activities of the Facility in accordance with established policies and procedures. The Facility Director is responsible to the Medical Director and to the Board of Directors of the Facility.

B.                        Medical direction of the Facility shall be the responsibility of the Medical Director, appointed by the Board of Directors of Valley Ambulatory Surgery Center.

C.                        The Medical Director may delegate authority to the Facility Director, the Medical Staff or to any employee or independent contractor, but no such delegation of authority shall relieve the Board of its general authority, control and responsibility for the conduct of the Facility. The Board of Directors shall retain the right to rescind any such delegation of authority.

D.                       The Board of Directors shall have authority and responsibility for carrying out established policies of the Facility and for providing overall direction in the continuing provisions of its services. The Board of Directors shall take all reasonable steps to assure that the quality, safety and appropriateness of the Facility’s services are monitored and evaluated and that appropriate action based upon the findings is taken.

D-l.                The Board of Directors shall have the authority and responsibility for approval of the list of surgical procedures to be performed by the Center including all new procedures recommended by the Consulting Committee for approval.

E.                         The Board of Directors shall have the authority and responsibility for establishing a system of financial management and accountability appropriate to the organization.

F.                         The Board of Directors shall have the authority and responsibility to operate the organization without regard to race, color, religion, sex, national origin or age, in accordance with the provisions of the Equal Opportunity Commission rules and applicable laws and in accordance with provisions of the Americans With Disabilities Act.

Section 2.      Officers

A.                      Designation of Officers:

The officers of the Board shall be a president, vice-president, secretary and treasurer (who must be members of the Board of Directors) and such other officers as the Board may elect. Officers shall be elected by the Board of Directors at the Board’s annual meeting. All officers shall hold office for a period of one year or until their successors shall have been duly elected and qualified.

B.                        Duties of the President:

The president shall be the direct representative of the Board of Directors in the management of the Board, shall have all the duties and authority which such position would customarily require, including, but not limited to the following:

1.                         Overseeing all policies established by the Board and advising the Board on the formation of these policies.

2.                         Preparing written plans for the achievement of the partnership’s specific objectives to be considered by the Board and periodically reviewing and evaluating such plans.

3.                         Preparing an annual budget showing the expected revenue and expenditures as required by the Board.

4.                         Supervising the general financial affairs of the Board.

5.                         Presenting to the Board or its authorized committee periodic reports reflecting the activities of the corporation and such other special reports as may be required by the Board.

6.                         Representing the corporation and its Board in its relationships with its affiliated organizations and its members.

7.                         Insuring adherence to applicable state and federal statues, rules and regulations, standards of accreditation and licensure.

8.                         Performing such other duties as may from time-to-time be assigned by the Board.

C.        Duties of the Vice President.

1.                         The vice-president shall perform such duties and have such responsibilities as may be prescribed from time-to-time by the President. In the absence of the President, the Vice-President shall serve as President pro-tem.

D.        Duties of the Secretary.

1.                         The secretary shall act as secretary of the Board of Directors and shall send or cause to be sent appropriate notices or waivers of notice regarding, board meetings, shall prepare or cause to be prepared agendas and other materials for all meetings of the Board of Directors, shall certify as to actions taken by the Board, shall act as official custodian of all records, reports and minutes of the Board of Directors and committees, shall be responsible for the keeping and reporting of adequate records of all meetings of the Board of Directors, and shall perform such duties as are customarily performed by or required of secretaries.

E.        Duties of the Treasurer

1.                         The treasurer shall have custody and control of all funds of the Partnership and shall have such duties as are customarily performed by, or required of treasurers. The treasurer shall ensure that a true and accurate accounting of the financial transactions of the Partnership is made periodically, that reports of such transactions are presented to the Board of Directors, and that all accounts payable are presented to such representatives as the Board may designate for authorization of payment.

F.        Removal of Officers.

1.                         Any officer may be removed pursuant to a two-thirds (2/3) majority vote of the Board of Directors acting in the best interests of the Partnership and subject to the contract rights, if any, of the officer. The removal of any president, vice-president, secretary or treasurer shall be subject to the approval of the Board.

Section 3.      Qualifications

A.                      The Board of Directors may be physicians who are members of the Medical Staff. Other individuals may qualify whose profession and/or experience deems them knowledgable in the development and operation of ambulatory surgical facilities.

B.                        Members of the Board of Directors shall be selected on the basis of interest in and agreement with the objectives and philosophies of the Consulting Committee, willingness to accept responsibility for governance, ability to participate actively and effectively in governing activities and experience in organizational and community activities.

Section 4.      Functions

A.                      A Director shall perform his/her duties as a Director and as a member of any committee of the Board upon which he/she may serve, in good faith, in a manner he/she reasonably believes to be in the best interest of the Facility, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

B.                        In performing his/her duties, a Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:

1.                         One or more employees of the Facility whom the Director reasonably believes to be reliable and competent in the matters presented through the Chairperson of the Consulting Committee.

2.                         Legal counsel, public accountants or other persons as to matters which the Director reasonably believes to be within such person’s professional competence or expertise.

C .                     A Director shall not be considered to be acting in good faith if he/she has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted.

D.                       A Director who performs his/her duties in compliance with this Section shall have no liability by reason of being or having been a Director of the Facility.

E.                         The Board of Directors shall be responsible for the establishment of policies relative to the management and operation of the Facility and shall not enter into any agreement limiting such responsibility.

F.                         The Board of Directors shall be responsible for the development of a mechanism that provides a systematic review of the Facility’s role in the community and those goals, policies and current programs designed to meet the community’s needs.

G.                        The Board of Directors shall periodically review and, if necessary, amend these by-laws, which shall be dated to indicate the time of last review.

H.                       The Board of Directors shall consider any amendments to the By-Laws of the Medical Staff as well as appointments to the Medical Staff and either concur in or deny the amendment or appointment. While it may delegate to the Medical Staff the authority to evaluate the professional competence of its member physicians as well as members of the allied health professions affiliated with the Facility, it shall hold the Medical Staff responsible for making recommendations to the Board of Directors concerning initial staff appointments, reappointments, and the granting, curtailment, suspension and revocation of clinical privileges. It may require the establishment by the Medical Staff of such controls as will ensure the achievement and maintenance of high standards of patient care and professional ethical practice. It shall develop and maintain suitable liaison with the Medical Staff.

I.                            The Board of Directors shall participate actively in the process by which the Facility shall seek to hold, and thereafter hold approval, accreditation and certification by applicable review and certifying boards and/or agencies in connection with maintaining an ambulatory surgical facility in the State of Illinois which substantially complies with all applicable standards for such facilities.

J.                           The Board of Directors shall establish, maintain and support through the Facility’s Administration and

Medical Staff an ongoing Quality Assurance/Risk Management Program that includes effective mechanisms for reviewing and evaluating patient care. The program shall be a well-defined one designed to enhance patient care through ongoing, objective assessment of important aspects of patient care and the correction of identified problems. The Board of Directors shall establish a policy on the rights of patients and shall, through the Quality Assurance/Risk Management program, monitor adherence thereto.

K.                       The Board of Directors shall review reports of all legal and ethical matters concerning the Facility.

Section 5.      Term of Office, Election and Vacancies

A.                      All Directors shall be elected annually by a majority vote of the members present at the meeting to be held during the annual retreat.

B.                        If any vacancy in the membership of the Board of Directors shall occur for any reason whatsoever, the remaining Directors, by the affirmative vote of a majority present at any meeting where there is a quorum present, may elect a member to fill such vacancy.

Section 6.      Resignation and Removal of Directors

A.                      Any Director may resign at any time by giving written notice of such resignation to the Chairman of the Board of Directors. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof by such Chairman.

B.                        Any Director may be removed, for cause, at any time by the affirmative vote of a majority of Directors voting at any duly constituted meeting of the Board of Directors at which a quorum of not less than a majority of all Directors then in office is present, provided that the affected Director shall have been given at least thirty (30) days prior written notice of the charges and offered an opportunity to appear and to be heard on the matter before the Board of Directors takes final action.

Section 7.      Quorum and Voting Requirements

A.                      Except as specifically set forth otherwise in these By-laws, or as otherwise required by law, three out of eight of the voting members of the Board of Directors shall constitute a quorum for purposes of conducting Board of Director meetings, the transaction of business or any specific item of business, and the vote of a majority of those present, if a quorum is present at such time, shall be the act of the Board of Directors. Four out of eight of the voting members of the Board of Directors shall constitute a quorum for purposes of expenditures greater than $10,000.00, and the vote of a majority of those present, if a quorum is present at such time, shall be the act of the Board of Directors.

B.                        If a quorum is not present at any such meeting, a majority of the Directors present may adjourn such meeting to another time, but notice of such adjourned meeting shall be given to all Directors.

C.                        Any action required or permitted to be taken by the Board of Directors or any Committee thereof, may be taken without a meeting if all members of the Board of Directors or the Committee consent in writing to the adoption of a resolution authorizing the action. The resolution and written consents thereto by the members of the Board of Directors or Committee shall be filed with the Minutes of the proceedings of the Board of Directors or Committee.

Section 8.      Meetings

The Board of Directors (VASC, Inc.), acting as the General Partner and as the Management Agent for VASC, shall meet annually or more often as may be necessary in order to transact any business which may come before the Board and for the purpose of orderly conducting the affairs of VASC. Minutes and other records of such meetings shall be maintained.

ARTICLE III

COMMITTEES

The Board of Directors, by resolution, adopted by a majority of the full Board of Directors may designate a Consulting Committee and any other appropriate committees.

The Board of Directors, by resolution, adopted in accordance with this Article, may designate one or more Directors as alternate members of any such committee, who may act in the place and stead of any absent member or members at any meeting of such committee(s).

Section 1.      Consulting Committee

The Consulting Committee shall consist of doctors who are members of the Board of Directors. The members shall elect their own Chairman. Additional members may include the anesthesiologist, pathologist and other physicians on the Medical Staff.

The Consulting Committee may include ad hoc members such as the various professional consultants with whom the Facility shall have agreements for health related services. The ad hoc members may be a pharmacist, infection control specialist, medical records consultant, etc. The Committee shall meet at least quarterly, in conjunction with the Quality Assurance/Risk Management Committee to review all matters relating to the operation of the Facility, including, but not limited to, infection control, tissue review, drugs and controlled substance inventory, policies and procedures, including surgical procedures, safety and medical records. It will make recommendations to the Board of Directors concerning all rules and regulations for governance of the Facility, or amendments thereto, which the Committee considers to be in the best interests of patients and the Medical Staff. The Committee shall meet at least quarterly and shall report to the Board of Directors at its regularly scheduled meetings.

Section 2.      Ad Hoc Committees

Ad hoc committees may be appointed by the Chairman with the concurrence of the Board of Directors for such special tasks as circumstances warrant. An ad hoc committee shall limit its activities to the accomplishment of the task for which it is appointed and shall have no power to act except as specifically authorized by action of the Board of Directors. Upon completion of the task for which it is appointed, such ad hoc committee shall stand discharged.

ARTICLE IV

PROFESSIONAL SERVICES

Section 1.      Medical Staff

The Medical Staff of the Facility shall be subject to the provisions of the By-laws, Rules and Regulations of the Medical Staff of the Facility.

A.                      The members of the Medical Staff shall be a graduate of an approved school of medicine, osteopathy, dentistry or podiatry, shall be legally licensed to practice in the State of Illinois. Appointments shall be made for the first year for clinical privileges according to the procedures specified in the By-laws of the Facility.

B.                        The members of the Medical Staff of the Facility shall abide by the ethical standards adopted by the American Medical Association, Accreditation of Association for Ambulatory Health Care and the American College of Surgeons.

C.                        The Medical Director of the Facility shall serve as the President of the Facility’s Medical Staff.

Section 2.      Nursing Services

The organized nursing service of the Facility shall be under the direction of a professional registered nurse with postgraduate education or experience in surgical nursing.

A.                      There shall be at least one professional registered nurse who is CPR certified, on duty, in the Facility at all times when a patient is in the Facility.

B.                        All licensed practical nurses and other nursing personnel involved in patient care shall be under the direct supervision of a professional registered nurse.

C.                        At least one professional registered nurse, in addition to any certified registered nurse anesthetist administering anesthesia, shall be available in each operating room during all surgical procedures.

Section 3.      Allied Health Professional Personnel

All allied health professional personnel providing patient care in the Facility shall have privileges granted to them as specified in the By-laws of the Medical Staff. Such personnel shall be subject to the provisions thereof together with any policies adopted by the Facility relating thereto. The privileges granted to all non-physician personnel shall delineate the procedures said personnel may perform and the degree of supervision thereof.

ARTICLE V

QUALITY ASSURANCE

Section 1.      Quality Assurance Program

The Facility shall participate in a Quality Assurance Program, as provided in the Quality Assurance/Risk Management Program.

A.                      The Facility shall maintain a scheduling and staffing plan that facilitates quality of care and minimizes patient waiting time, including a follow-up system for broken appointments.

B.                        The Facility shall systematically review and evaluate surgical patients who require transfer to hospitals following ambulatory surgery.

ARTICLE VI

FISCAL YEAR

The fiscal year of the Facility shall, by resolution, be determined by the Board of Directors.

ARTICLE VII

ADOPTION OF BY-LAWS AND PERIODIC REVIEW

A.                      These by-laws shall become effective upon their adoption by the Board of Directors.

B.                        These by-laws shall be reviewed at least every 3 years by the Chairman or his/her designee(s) and revised as necessary in accordance with the above provisions of these by-laws. The date of each review shall be recorded upon completion.

ARTICLE VIII

AMENDMENTS

These by-laws may be amended by a two-thirds (2/3) vote of the Board of Directors at any regular or special meeting, provided a quorum is present. Any proposed amendment shall be first offered at the regular meeting immediately preceding the meeting at which a vote is taken on such proposed amendment.

ADOPTED BY THE BOARD OF DIRECTORS ON 10/11/88
AMENDED BY THE BOARD OF DIRECTORS ON 6/12/90
AMENDED BY THE BOARD OF DIRECTORS ON 10/5/90
AMENDED BY THE BOARD OF DIRECTORS ON 5/14/91
AMENDED BY THE BOARD OF DIRECTORS ON 9/11/92
AMENDED BY THE BOARD OF DIRECTORS ON 7/13/93
AMENDED BY THE BOARD OF DIRECTORS ON 10/12/93
AMENDED BY THE BOARD OF DIRECTORS ON 6/14/94
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON 9/24/96

REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON 8/4/99

/s/ [illegible]
Vice President, Board of Directors